BARRY L. FRIEDMAN, P.C.
                        Certified Public Accountant


1582 TULITA DRIVE                           OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                    FAX NO. (702) 896-0278


                      CONSENT OF INDEPENDENT AUDITORS


To Whom It May Concern:
                                                          January 11, 2000

     The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 11, 2000, on the Financial Statements of Navitec Group, Inc., (Formerly Paca Investments, Inc.), as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

/s/ Barry Friedman

Barry L. Friedman
Certified Public Accountant